NEWS RELEASE

#29O — July 21, 2004	Contact:	Allan V. Cecil Vice President +843-383-7524 allan.cecil@sonoco.com

SONOCO REPORTS SECOND QUARTER FINANCIAL RESULTS

Hartsville, SC – Sonoco (NYSE:SON), the global packaging company, today reported earnings per diluted share from continuing operations for the second quarter of 2004 of $.35, versus $.24 for the same period in 2003. Earnings for the second quarter 2004 included restructuring charges of $.04 per share, versus $.08 per share in the same period of 2003, it was announced by Harris E. DeLoach, Jr., president and chief executive officer.

In late December 2003, Sonoco completed the sale of its High Density Film business. Operating results of this business for the second quarter and first six months of 2003 are presented as “Income from discontinued operations (net of income taxes)” in the accompanying Condensed Consolidated Statements of Income.

Net sales for the second quarter of 2004 were $764 million, versus $684 million for the same period in 2003. Income from continuing operations for the second quarter of 2004 was $38.7 million, versus $29.3 million in the second quarter of 2003. Income from continuing operations for the second quarter of 2004 was negatively impacted by after-tax restructuring charges of approximately $3.7 million related to the Company’s previously announced restructuring actions, compared with after-tax restructuring charges of $7.9 million during the same period of 2003.

“The change in year-over-year net income for the second quarter of 2004 was primarily the result of increased productivity; increased volumes and higher average prices for engineered carriers and recovered paper; and increased volumes from molded and extruded plastics and packaging services. The acquisition of the CorrFlex Graphics, LLC point-of-purchase business in late May 2004 also contributed to increased net income. Year-over-year results for the second quarter were negatively impacted primarily by increased prices for old corrugated containers (OCC), the Company’s primary raw material; increased steel prices; and start-up costs associated with a new multi-line steel easy-open closure operation in Brazil, “ said DeLoach. He stated that OCC costs per ton had increased from an average of approximately $75 per ton in the second quarter of 2003 to approximately $90 per ton in the same period of 2004. DeLoach also noted that increased steel costs adversely impacted the second quarter by approximately $3 million.

“Sales for the second quarter were up by approximately 11.7 percent over the same period in 2003, primarily reflecting increased average prices and volumes for domestic engineered carriers, recovered paper and wire and cable reels; the acquisition of Sonoco CorrFlex; volume improvements in rigid paper and plastic containers, molded and extruded plastics, packaging services and easy-open closures; and the favorable impact of foreign exchange translation,” DeLoach said.

– more –

North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
www.sonoco.com

Sonoco Reports 2nd Qtr Financial Results – page 2

“Company-wide volumes during the second quarter of 2004 were up 6.2 percent, compared with the same period last year. This year’s second quarter results included volumes from Sonoco CorrFlex acquired on May 28, 2004. Excluding Sonoco CorrFlex, company-wide volumes were up 3.7 percent for the second quarter 2004. In the Industrial Packaging segment, volumes were up in engineered carriers, recovered paper, molded and extruded plastics, protective packaging and wire and cable reels. Volume was down in trade sales of paperboard. In the Consumer Packaging segment, volumes increased in rigid paper and plastic containers, easy-open closures and packaging services,” DeLoach stated.

Cash generated from operations for the second quarter of 2004 was $31.5 million, compared with $43.8 million for the same period in 2003. Cash generated from operations, combined with cash from the issuance of debt, was used to partially fund capital expenditures of approximately $28.6 million, to pay dividends of approximately $21.5 million and to purchase CorrFlex Graphics, LLC for approximately $250 million.

For the first six months of 2004, net sales were $1.5 billion, compared with $1.3 billion in the same period last year. Income from continuing operations for the first six months of 2004 was $70.8 million, versus $57.3 million in the same period of 2003. Income from continuing operations for the first six months of 2004 was positively impacted by the acquisition on May 28, 2004, of CorrFlex Graphics, LLC and $9.1 million due to the recognition of certain tax benefits. Income for the first six months of 2004 was negatively impacted by after-tax charges of approximately $3.6 million related to the establishment of reserves for claims against the Company as a result of a legal judgment. In addition, after-tax restructuring charges of approximately $5 million and $9 million impacted income for the first six months of 2004 and 2003, respectively.

Also for the first six months of 2004, cash generated from operations was $54.5 million, compared with $84.5 million for the same period in 2003. Cash generated from operations in the first six months of 2004, along with the issuance of debt, was used to partially fund capital expenditures of $53.5 million, to pay dividends of $41.9 million and for the $250 million purchase of CorrFlex Graphics, LLC. Cash generated from operations in the first six months of 2004 included the impact of $14.8 million for funding benefit plans in the first six months of 2004 compared to approximately $2.9 million in the same period of 2003.

“During the third quarter of 2004, we expect to continue to benefit from previously implemented price increases and continued year-over-year volume improvement, our previously implemented cost reductions, productivity improvements and the acquisition of CorrFlex Graphics, LLC,” said DeLoach. Assuming no significant change in the current rate of volume improvement or in prices, the Company expects third quarter 2004 earnings to be in the range of $.40 to $.43 per diluted share, excluding any restructuring charges which cannot be estimated at this time. Furthermore, the Company is increasing its previously announced earnings guidance for the full year 2004 to $1.50 to $1.55 per diluted share from $1.40 to $1.45 per diluted share, excluding any restructuring charges and assuming no significant change in the current rate of volume improvement or pricing,” said DeLoach.

Segment Review

Sonoco has responded to comments from the staff of the SEC concerning disclosures about the Company’s reportable segments in accordance with Statement of Financial Accounting Standards No. 131, ‘Disclosures about Segments of an Enterprise and Related Information’. The Company currently reports in two segments, Consumer Packaging and Industrial Packaging. Pending resolution of these issues with the SEC, it is possible that Sonoco will provide financial information regarding additional or different segments in the future or that Sonoco may be required to restate segment disclosures in its previously filed financial statements, but these changes in disclosures, if any, would not result in any change in the Company’s reported consolidated net income.

– more –

Sonoco Reports 2nd Qtr Financial Results – page 3

Consumer Packaging

The Consumer Packaging segment includes the following products and services: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; metal and plastic ends and closures; specialty packaging; point-of-purchase packaging and fulfillment; and packaging services.

Second quarter 2004 sales for the Consumer Packaging segment were $346 million, versus $302 million in the same period for 2003. Operating profit for this segment was $23.6 million, versus $22.8 million in the second quarter of 2003.

Sales in the Consumer Packaging segment were up year-over-year in the second quarter, primarily due to the impact of increased volume in packaging services and easy-open closures, and increased global composite can prices and volume, specifically in the nuts, and fiber and plastic caulk markets. Sales were also favorably impacted by the acquisition on May 28, 2004 of CorrFlex Graphics, LLC. Operating profit for the second quarter of 2004 in the Consumer Packaging segment, including Sonoco CorrFlex, increased slightly from the previous year. Productivity improvements and cost containment, partly as a result of the restructuring actions taken in 2003, offset start-up costs in Brazil for easy-open closures and increased steel prices, which the Company has not yet passed through due to terms of its contractual agreements with customers.

Industrial Packaging

The Industrial Packaging segment includes the following products and services: high-performance paper, plastic and composite engineered carriers; paperboard; wooden, metal and composite reels for wire and cable packaging; fiber-based construction tubes and forms; custom designed protective packaging; and supply chain management capabilities.

Second quarter 2004 sales for the Industrial Packaging segment were $418 million, versus $382 million in the same period in 2003. Operating profit for the Industrial Packaging segment for the second quarter 2004 was $42.5 million, versus $32.7 million in the second quarter of 2003.

“Second quarter sales in 2004 in the Industrial Packaging segment increased, compared with the same period last year, primarily due to the favorable impact of increased selling prices of domestic engineered carriers, paperboard, recovered paper, and wire and cable reels along with increased volumes in most of the businesses in the Industrial Packaging segment. Operating profit for the segment increased as a result of increased prices, higher volume, productivity improvements and restructuring savings, partially offset by increasing raw material prices, principally OCC,” said DeLoach.

Corporate

Depreciation and amortization expense for the second quarter of 2004 was $36.3 million, compared with $39.9 million in 2003, which included approximately $3.2 million associated with the High Density Film business, which was divested in December 2003. Net interest expense for the second quarter decreased $3.1 million, compared with the same period in 2003, primarily due to lower average interest rates and lower average debt levels.

The effective tax rate for continuing operations for the three-month period ending June 30, 2004, was 35.5 percent, compared with 42.4 percent for the same period in 2003. Excluding the impact of certain non-deductible foreign restructuring charges in 2003, the effective tax rate would have been 34.3 percent.

– more –

Sonoco Reports 2nd Qtr Financial Results – page 4

Sonoco, founded in 1899, is a $2.8 billion global manufacturer of industrial and consumer products and provider of packaging services, with approximately 300 operations in 32 countries serving customers in some 85 nations. For more information on the Company, visit our Web site at www.sonoco.com.

Conference Call

Sonoco will host its regular quarterly conference call concerning financial results for the most recent quarter today, Wednesday, July 21, 2004, at 2:00 p.m. EDT. The conference call can be accessed in a “listen only” mode via the Internet at www.firstcallevents.com/service/ajwz408240684gf12.html. A replay will be available through the Investor Information section of the Sonoco Website at www.sonoco.com for six months after the conference.

Forward-looking Statements and Other Information

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “anticipate,” “objective,” “goal,” “guidance,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities and financial strategies and the results expected from them, and producing improvements in earnings. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. Such risks and uncertainties include, without limitation: availability and pricing of raw materials; success of new product development and introduction; ability to maintain or increase productivity levels; international, national and local economic and market conditions; fluctuations in obligations and earnings of pension and postretirement benefit plans; ability to maintain market share; pricing pressures and demand for products; continued strength of our paperboard-based engineered carrier and composite can operations; anticipated results of restructuring activities; resolution of income tax contingencies; ability to successfully integrate newly acquired businesses into the Company’s operations; currency stability and the rate of growth in foreign markets; use of financial instruments to hedge foreign exchange, interest rate and commodity price risk; actions of government agencies; and loss of consumer confidence and economic disruptions resulting from terrorist activities.

Information about the Company’s use of non-GAAP financial measures, why management believes presentation of non-GAAP financial measures provides useful information to investors about the Company’s financial condition and results of operations, and the purposes for which management uses non-GAAP financial measures is included in the Company’s 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, the Company’s investor relations department and the Company’s Web site, www.sonoco.com.

SONOCO REPORTS SECOND QUARTER, SIX MONTHS RESULTS – Page 5

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 27,	June 29,	June 27,	June 29,
	2004	2003	2004	2003
Sales	$763,902	$684,567	$1,459,318	$1,341,047
Cost of sales	620,753	560,805	1,194,587	1,093,370
Selling, general and administrative expenses	76,969	68,299	147,464	138,684
Restructuring charges	5,768	7,828	7,096	8,965

Income before interest and taxes	60,412	47,635	110,171	100,028
Interest expense	11,518	13,979	21,441	26,709
Interest income	(1,196)	(509)	(2,371)	(956)

Income before income taxes	50,090	34,165	91,101	74,275
Provision for income taxes	17,795	14,476	23,220	28,916

Income before equity in earnings of affiliates/ Minority interest in subsidiaries	32,295	19,689	67,881	45,359
Equity in earnings of affiliates/Minority Interest in subsidiaries	2,660	1,681	3,914	3,324

Income from continuing operations	34,955	21,370	71,795	48,683
Income from discontinued operations (net of income taxes)	—	1,463	—	3,148

Net income	$34,955	$22,833	$71,795	$51,831

Average shares outstanding — diluted	98,691	96,956	98,441	96,957
Diluted earnings per share	$.35	$.24	$.73	$.53

Dividends per common share	$.22	$.21	$.43	$.42

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	June 27,	December 31,
	2004	2003
Assets
Current Assets:
Cash and cash equivalents	$65,249	$84,854
Trade accounts receivables	387,407	320,676
Other receivables	39,974	33,066
Inventories	284,740	252,196
Prepaid expenses and deferred taxes	79,421	64,473

	856,791	755,265
Property, plant and equipment, net	942,536	923,569
Goodwill	505,818	383,954
Other assets	522,963	457,845

	$2,828,108	$2,520,633

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$477,063	$450,642
Notes payable and current portion of long-term debt	206,358	201,367
Taxes on income	8,255	27,585

	691,676	679,594
Long-term debt	733,892	473,220
Pension and other postretirement benefits	147,830	137,494
Deferred income taxes and other	212,557	216,165
Shareholders’ equity	1,042,153	1,014,160

	$2,828,108	$2,520,633

Prior year data has been reclassified to conform to the current year presentation.

SONOCO REPORTS SECOND QUARTER, SIX MONTHS RESULTS — Page 6

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 27,	June 29,	June 27,	June 27,
	2004	2003	2004	2003
Net Sales
Industrial Packaging	$418,179	$382,970	$801,840	$739,701
Consumer Packaging	345,723	301,597	657,478	601,346

Consolidated	$763,902	$684,567	$1,459,318	$1,341,047

Income before income taxes:
Industrial Packaging – Operating Profit	$42,535	$32,673	$69,546	$63,378
Consumer Packaging – Operating Profit	23,645	22,790	47,721	45,615
Restructuring charges	(5,768)	(7,828)	(7,096)	(8,965)
Interest, net	(10,322)	(13,470)	(19,070)	(25,753)

Consolidated	$50,090	$34,165	$91,101	$74,275

Prior year data has been reclassified to conform to the current year presentation.

Does not include the operating results of the High Density Film business, which are shown on the Condensed Consolidated Statements of Income as “Income from discontinued operations (net of income taxes).”